UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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LTX-Credence Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1355 CALIFORNIA CIRCLE

MILPITAS, CALIFORNIA 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 9, 2009

The Annual Meeting of Stockholders of LTX-Credence Corporation (the “Company”) will be held at the Company’s offices at 825 University Avenue, Norwood, Massachusetts 02062 on December 9, 2009, beginning at 11:00 a.m., Eastern time, for the following purposes:

1.	To elect three members of the Board of Directors to serve for three-year terms as Class II Directors.

2.	To approve an amendment and restatement of the Company’s 2004 Employee Stock Purchase Plan to, among other things, increase the number of shares of common stock available for issuance thereunder by 1,200,000 shares.

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 31, 2010.

4.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on October 30, 2009 as the record date for the meeting. All holders of common stock of record at that time are entitled to vote at the meeting.

By Order of the Board of Directors
COLIN J. SAVOY, Secretary

November 6, 2009

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to assure representation of your shares, unless you are voting by Internet or telephone. No postage need be affixed if mailed in the United States.

1355 CALIFORNIA CIRCLE

MILPITAS, CALIFORNIA 95035

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of LTX-Credence Corporation (the “Company,” “we” or “us”) of proxies for use at the Annual Meeting of Stockholders to be held on December 9, 2009, and any adjournments thereof (the “2009 Annual Meeting”). Shares as to which a proxy has been executed will be voted as specified in the proxy.

Solicitation of Proxies

Solicitation of proxies by mail is expected to commence on November 10, 2009, and the cost thereof will be borne by the Company. Copies of solicitation material will also be furnished to brokerage firms, fiduciaries and custodians to forward to their principals, and the Company will reimburse them for their reasonable expenses. The Company’s directors, officers and employees may assist in the solicitation of proxies by mail, telephone, facsimile, Internet and personal interview without additional compensation. The Company has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to Be Held on December 9, 2009:

This proxy statement and the 2009 Annual Report to Stockholders are available for viewing, printing and downloading by clicking on the “Investor” link at www.ltx-credence.com.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009, as filed with the Securities and Exchange Commission (the “SEC”), except for exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Investor Relations

LTX-Credence Corporation

825 University Avenue

Norwood, Massachusetts 02062

Telephone: (781) 461-1000

Proposals to be Voted Upon

Proposal 1. The first proposal is to elect three members of the Board to serve for three-year terms as Class II Directors.

Proposal 2. The second proposal is to approve an amendment and restatement of the Company’s 2004 Employee Stock Purchase Plan to, among other things, increase the number of shares of common stock available for issuance thereunder by 1,200,000 shares.

Proposal 3. The third proposal is to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 31, 2010 (“fiscal 2010”).

When you return your proxy properly signed (or authorize the voting of your shares on the Internet or by telephone), your shares will be voted by the persons named as proxies in accordance with your directions. You are urged to specify your choices on the enclosed proxy card. If you sign and return your proxy without specifying choices, your shares will be voted “FOR” election of each of the three nominees listed in Proposal 1 and “FOR” Proposals 2 and 3, and in the discretion of the persons named as proxies in the manner they believe to be in the Company’s best interests as to other matters that may properly come before the 2009 Annual Meeting.

Voting Procedures

A stockholder may vote either in person at the 2009 Annual Meeting or by proxy. For directions to the location of the 2009 Annual Meeting, please call (781) 461-1000 and ask to speak to Investor Relations. To vote by proxy or to authorize the voting of shares, a stockholder may use one of the following methods if it is a registered holder (that is, holds its stock in its own name):

•	Via the Internet—by going to the web address www.investorvote.com/LTXC and following the instructions on the enclosed proxy card;

•	Telephone Voting—by calling 1-800-652-VOTE (8683), 24 hours a day, 7 days a week, and by following the instructions on the enclosed proxy card; or

•	Mail—by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Authorizations submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern time, on December 8, 2009. If a stockholder authorizes the voting of its shares in a timely manner by the Internet or telephone, the stockholder does not have to return its proxy card for its vote to count.

The Internet and telephone voting procedures appear on the enclosed proxy card. A stockholder may also log on to the Internet at www.investorvote.com/LTXC to change its vote or to confirm that its vote has been properly recorded before the deadline.

Whether or not you expect to be present in person at the 2009 Annual Meeting, you are requested to complete, sign, date and return the enclosed form of proxy or to authorize the voting of your shares by Internet or telephone. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the 2009 Annual Meeting, you may vote by ballot. If you want to vote in person at the 2009 Annual Meeting and you own your shares through a custodian, broker or other agent, you must obtain a proxy from that party in their capacity as owner of record for your shares and bring the proxy to the 2009 Annual Meeting.

Revocation of Proxies

A proxy may be revoked at any time before its use by notice in writing received by the Secretary of the Company at LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062, by executing a proxy with a later date, by authorizing a new vote over the Internet or by telephone or by attending and voting at the 2009 Annual Meeting. If a stockholder executes a proxy but is present at the 2009 Annual Meeting, and the stockholder wishes to vote in person, the stockholder may do so by revoking its proxy. Shares represented by valid proxies, received in time for use at the 2009 Annual Meeting and not revoked at or prior to the meeting, will be voted at the meeting.

Stockholders Entitled to Vote

The Company’s only issued and outstanding class of voting securities is its common stock, par value $0.05 per share. The Board has fixed the close of business on October 30, 2009 as the record date for the 2009 Annual

Meeting. Each stockholder of record on October 30, 2009 is entitled to one vote for each share registered in such stockholder’s name. As of that date, there were 127,970,767 shares of common stock issued and outstanding. Holders of common stock do not have cumulative voting rights.

Quorum

A majority of the votes entitled to be cast on a matter, represented at the 2009 Annual Meeting in person or by proxy, shall constitute a quorum for the transaction of business on any particular matter to be voted on at the 2009 Annual Meeting. Votes withheld from any nominee, abstentions and, as described below with respect to Proposal 2, “broker non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for such matter.

Votes Required

Each of the directors will be elected by the affirmative vote of the holders of a plurality of the Company’s outstanding common stock present in person or by proxy and voting at the 2009 Annual Meeting. Shares for which the vote is withheld will be excluded entirely and will have no effect on the election of directors.

Approval of each of Proposals 2 and 3 requires the affirmative vote of a majority of the Company’s outstanding common stock present at the 2009 Annual Meeting in person or by proxy and voting on the proposal. If a stockholder fails to vote on either of Proposals 2 or 3 or responds to the proposals with an “abstain” vote, it will have no effect on the outcome of the vote for those proposals. In addition, “broker non-votes” will be excluded entirely and will have no effect on Proposal 2.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular item and has not received instructions from the beneficial owner. Brokers have the discretion to vote shares on routine matters, but not on non-routine matters. The Company believes that brokers will have discretionary authority to vote shares held in their name for all of the proposals for the 2009 Annual Meeting, except for Proposal 2 relating to the approval of the amendment and restatement of the Company’s 2004 Employee Stock Purchase Plan.

CERTAIN STOCKHOLDERS

The following table sets forth, as of September 30, 2009 (unless otherwise noted), the amount and percentage of outstanding common stock of the Company beneficially owned by:

•	each person known by the Company to beneficially own more than 5% of the Company’s outstanding common stock;

•	each executive officer named in the Summary Compensation Table on page 20;

•	each director; and

•	all directors and executive officers of the Company as a group.

Beneficial ownership has been determined in accordance with the rules promulgated by the SEC. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, shares of common stock subject to options held by that person or entity that are exercisable, and shares of common stock subject to restricted stock units that vest, within sixty days after September 30, 2009 are deemed outstanding. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. The address for all of the Company’s executive officers and directors is in care of LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062. Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Percent of common stock outstanding is based on 127,550,315 shares of common stock outstanding as of September 30, 2009.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(6)	Percent of Common Stock
FMR LLC(1)	19,869,900	15.6%
State of Wisconsin Investment Board(2)	12,633,830	9.9%
Renaissance Technologies LLC(3)	9,475,978	7.4%
Artisan Partners Limited Partnership(4)	6,641,800	5.2%
Dimensional Fund Advisors LP(5)	5,952,729	4.7%
Roger W. Blethen	1,764,156	1.4%
David G. Tacelli	1,694,220	1.3%
Mark J. Gallenberger	880,387	*
Peter S. Rood	341,504	*
Bruce MacDonald	241,444	*
Roger J. Maggs	125,581	*
Stephen M. Jennings	123,778	*
Mark S. Ain	99,528	*
Bruce R. Wright	59,442	*
Lori Holland	47,184	*
Ping Yang	24,513	*
All directors and executive officers as a group (11 persons)	5,401,737	4.1%

*	Less than 1%

(1)	The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. Beneficial ownership is derived from a Schedule 13G filed on October 10, 2008.

(2)	The address for State of Wisconsin Investment Board is 121 East Wilson Street, PO Box 7842, Madison, Wisconsin 53707. Beneficial ownership is derived from a Schedule 13G filed on January 30, 2009.

(3)	The address for Renaissance Technologies LLC is 800 Third Avenue, New York, NY 10022. Beneficial ownership is derived from a Schedule 13G/A filed on February 13, 2009.

(4)	The address for Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. Beneficial ownership is derived from a Schedule 13G/A filed on February 13, 2009.

(5)	The address for Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, California 90401. Beneficial ownership is derived from a Schedule 13G filed on February 9, 2009.

(6)	Includes the following numbers of shares underlying options which are presently vested and options and restricted stock unit awards that vest within 60 days after September 30, 2009: Mr. Blethen (1,214,500 shares), Mr. Tacelli (1,028,650 shares), Mr. Gallenberger (688,700 shares), Mr. Rood (183,994 shares), Mr. MacDonald (167,750 shares), Mr. Maggs (103,500 shares), Mr. Jennings (97,000 shares), Mr. Ain (85,500 shares), Mr. Wright (58,830 shares), Ms. Holland (46,572 shares), Mr. Yang (24,513 shares), and all directors and executive officers as a group (3,699,509 shares).

PROPOSAL 1. ELECTION OF DIRECTORS

The Board is divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The current Class II Directors are Roger W. Blethen, Roger J. Maggs and Ping Yang. The present term of office for the Class II Directors expires at the 2009 Annual Meeting. The nominees for election as Class II Directors are Roger W. Blethen, Roger J. Maggs and Ping Yang. If re-elected, the Class II nominees will hold office until the Annual Meeting of Stockholders to be held in 2012.

Unless a proxy is marked to withhold authority for the election of any or all of the nominees for Class II Directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of all of the nominees for Class II Directors. If the proxy indicates that the stockholder wishes to withhold a vote from a Class II Director nominee, such instructions will be followed by the persons named in the proxy. Management has no reason to believe that any of the nominees will be unable to serve. In the event that a nominee should not be available, the persons named in the proxy will vote for the other nominees and may vote for a substitute for such nominee.

Set forth below is information for each of the nominees for Class II Directors to be elected at the 2009 Annual Meeting, and for each of the Class III Directors and Class I Directors who will continue to serve until the Annual Meetings of Stockholders to be held in 2010 and 2011, respectively.

Nominees to Serve a Three-Year Term Expiring at the 2012 Annual Meeting of Stockholders (Class II Directors)

Name	Business Affiliations
Roger W. Blethen	Mr. Blethen, age 58, has been a director since 1980 and served as Chairman of the Board from December 2001 until the Company’s merger with Credence Systems Corporation (“Credence”) in August 2008. He was Chief Executive Officer of the Company from September 1996 until November 2005. Mr. Blethen was President of the Company from 1994 to 1996 and a Senior Vice President of the Company from 1985 until 1994. Mr. Blethen was a founder of the Company and served in a number of senior management positions with the Company since its formation in 1976. Mr. Blethen serves as a director of MEMSIC, Inc. and as Chairman of the Board of Diablo Technologies, Inc.

Roger J. Maggs	Mr. Maggs, age 63, has been a director of the Company since 1994. Mr. Maggs is currently a partner at Celtic House Venture Partners, a private equity investment firm. He has held senior positions with that firm since 1994. Mr. Maggs was a Vice President of Alcan Aluminum Limited from 1986 until 1994.

Ping Yang, Ph.D	Dr. Yang, age 57, has served as a director of the Company since August 29, 2008 when he was elected in connection with the merger with Credence. Dr. Yang currently operates an independent consulting practice serving semiconductor companies, providing expertise in the areas of VLSI technology development, computer-aided design, circuits and systems, large-scale integrated circuits and solid-state electronics. Dr. Yang served as Vice President of Research and Development at Taiwan Semiconductor Manufacturing Company (“TSMC”) from June 2001 to November 2005. Prior to joining TSMC, Dr. Yang held various management positions at SMC North America and Texas Instruments. Dr. Yang currently serves as a director of Apache Design Solutions, Inc., Intervac, Inc. and Global Unichip. Dr. Yang is a fellow of the Institute of Electrical and Electronics Engineers and a recipient of the Institute’s Third Millennium Medal.

Directors Serving a Three-Year Term Expiring at the 2010 Annual Meeting of Stockholders (Class III Directors)

Name	Business Affiliations
Mark S. Ain	Mr. Ain, age 66, has been a director of the Company since 2001. Since founding Kronos Incorporated, a workforce management company, in 1977, Mr. Ain has held the position of Chairman and, until 2005, Chief Executive Officer. Mr. Ain serves as a director of Kronos Incorporated, KVH Industries, Inc., and various private companies. He is also active on several professional and charitable boards.

David G. Tacelli	Mr. Tacelli, age 50, was elected a director of the Company in November 2005 and has been Chief Executive Officer of the Company since November 2005. He served as President and Chief Operating Officer since May 2002 and remains President of the Company. Prior to that, he was Executive Vice President from December 1999 to May 2002. Prior to that, Mr. Tacelli served in various management positions with the Company, including: Chief Financial Officer and Treasurer (each from December 1998 to October 2000), Vice President, Operations (from 1996 to 1998), Director of Manufacturing of the Mixed Signal Division (from 1994 to 1996), Director of Customer Service (from 1992 to 1994), Controller and Business Manager for Operations (from 1990 to 1992) and Controller for Sales and Support (from 1988 to 1990). Prior to joining the Company, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions.

Directors Serving a Three-Year Term Expiring at the 2011 Annual Meeting of Stockholders (Class I Directors)

Name	Business Affiliations
Lori Holland	Ms. Holland, age 51, has served as a director of the Company since August 29, 2008 when she was elected in connection with the merger with Credence. Ms. Holland has served as a consultant to various technology startups since January 2001. From November 1999 until December 2000, Ms. Holland was the Chief Financial Officer of Zaffire, Inc., a telecommunication company in California. Prior to that, Ms. Holland served as Chief Financial Officer of Read-Rite Corporation, a manufacturer of components to the disc drive industry, and NeoMagic Corporation, a fabless semiconductor company and supplier of low-power audio and video integrated circuits for mobile use. Ms. Holland currently serves on the Board of Directors and is the Chair of the audit committee of Oclaro Inc.

Stephen M. Jennings	Mr. Jennings, age 48, has been a director of the Company since 1997. Mr. Jennings was appointed Managing Partner of Monitor Group LP, a strategy consulting firm, in 2006 and has been a Director of Monitor since 1996. From 1988 to 1996, he was a consultant to that company. Mr. Jennings is Chairman of the Board of Aspen Technology, Inc.

Bruce R. Wright	Mr. Wright, age 61, has served as a director of the Company since August 29, 2008 when he was elected in connection with the merger with Credence. Since June 1999, Mr. Wright has been Senior Vice President, Finance, Chief Financial Officer and Secretary of Ultratech, Inc., a photolithography and laser thermal processing equipment company. From May 1997 to May 1999, Mr. Wright served as Executive Vice President, Finance and Chief Financial Officer of Spectrian Corporation, a radio frequency (RF) amplifier company. From November 1994 through May 1997, Mr. Wright was Senior Vice President of Finance and Administration, and Chief Financial Officer of Tencor Instruments until its acquisition by KLA Instruments Corporation in 1997, which formed KLA-Tencor Corporation, and from December 1991 through October 1994, Mr. Wright was Vice President and Chief Financial Officer of Tencor Instruments.

The Board recommends that you vote “FOR” the election of each of the nominees for Class II Directors.

CORPORATE GOVERNANCE

Board of Directors and Board Meetings

The Board consists of eight directors. During the fiscal year ended July 31, 2009 (“fiscal 2009”), the Board held a total of seven meetings and took action by unanimous written consent in lieu of a meeting five times. Each director attended at least 75% of the total number of meetings of the Board and at least 75% of the meetings of all committees on which he or she served. The Company’s policy is to encourage the members of the Board to attend annual meetings. All of the directors attended the 2008 Annual Meeting of Stockholders.

Board Committees

Compensation Committee

The Board has a standing Compensation Committee which met seven times during fiscal 2009. The Compensation Committee determines the compensation of all executive officers of the Company and recommends the compensation policies for other officers and employees. The Compensation Committee is also responsible for reviewing and administering the Company’s incentive compensation plans, equity incentive programs and other benefit plans. It periodically reviews and makes recommendations to the Board with respect to director compensation. In determining the compensation of executive officers other than the Chief Executive Officer, the role the Company’s Chief Executive Officer plays is to attend and propose the agenda for meetings, provide recommendations to the Compensation Committee regarding all significant elements of compensation paid to the other executive officers, participate in the Compensation Committee’s discussions regarding the compensation of the other executive officers and provide his evaluation of the performance of the other executive officers.

Under the terms of its charter, the Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Compensation Committee. The Compensation Committee in prior years has engaged Pearl Meyer & Partners as its independent compensation consultant, but did not engage a compensation consultant for fiscal 2009.

The members of the Compensation Committee are Messrs. Ain, Jennings and Yang. Mr. Jennings serves as chairman of the Compensation Committee and all members are independent directors as defined by applicable rules of The NASDAQ Stock Market (“NASDAQ”). The Compensation Committee acts under the terms of a written charter. The Company has posted a copy of the Compensation Committee charter on its website, which is located at www.ltx-credence.com. For more information regarding the Compensation Committee, please refer to “Compensation of Executive Officers” beginning on page 13.

Audit Committee

The Board has a standing Audit Committee which met nine times during fiscal 2009. The Audit Committee assists the Board in the oversight of the integrity of the Company’s financial statements and compliance with legal and regulatory requirements, the registered public accounting firm’s qualifications and independence and the performance of the Company’s registered public accounting firm. The members of the Audit Committee are Ms. Holland and Messrs. Maggs and Wright, each of whom is an independent director as defined by applicable NASDAQ and SEC rules. Mr. Wright serves as the chairman of the Audit Committee and is an “audit committee financial expert” as defined by the SEC’s rules.

The Audit Committee acts under the terms of a written charter which is on the Company’s website at www.ltx-credence.com. For more information regarding the Audit Committee, please refer to the “Audit Committee Report” beginning on page 34.

Corporate Governance and Nominating Committee

The Board has a standing Corporate Governance and Nominating Committee which met one time during fiscal 2009. The Corporate Governance and Nominating Committee is responsible for overseeing corporate governance principles applicable to the Company, recommending to the Board the persons to be nominated for election as directors and determining the membership of Board committees. The members of the Corporate Governance and

Nominating Committee are Ms. Holland and Messrs. Ain, Jennings, Maggs, Wright and Yang. Mr. Ain serves as chairman of the Corporate Governance and Nominating Committee and all members are independent directors as defined by applicable NASDAQ rules. A copy of the Corporate Governance and Nominating Committee Charter is posted on the Company’s website at www.ltx-credence.com.

Board Determination of Independence

The Board has determined that each member of the Compensation, Audit and Corporate Governance and Nominating Committees is independent as defined under applicable SEC and NASDAQ rules including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, all of the members of the Audit Committee otherwise satisfy NASDAQ’s eligibility requirements for Audit Committee membership.

Under NASDAQ rules, a director of the Company will only qualify as an “independent director” if, in the opinion of the Company’s Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Company’s Board has determined that none of Mark S. Ain, Roger W. Blethen, Lori Holland, Stephen M. Jennings, Roger J. Maggs, Bruce R. Wright or Ping Yang has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined by NASDAQ rules.

Director Candidates

The process followed by the Corporate Governance and Nominating Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Corporate Governance and Nominating Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance and Nominating Committee applies criteria it deems appropriate for the Board. These criteria may include the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, experience, diligence, conflicts of interest and the ability to act in the interest of all stockholders. The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Corporate Governance and Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to: Corporate Governance and Nominating Committee, c/o Secretary, LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062. Assuming that appropriate biographical and background material has been provided on a timely basis, the Corporate Governance and Nominating Committee will evaluate stockholder recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

Stockholders also have the right to directly nominate director candidates, without any action by the Corporate Governance and Nominating Committee or the Board, by submitting a written notice to the Secretary of the Company at the same address in accordance with the procedures set forth in the Company’s By-laws. These procedures are described in the section of this proxy statement entitled “Stockholder Proposals.”

Communicating with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Corporate Governance and Nominating Committee, with the assistance of the Company’s Secretary, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Corporate Governance and Nominating Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Secretary, LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062.

Code of Ethics

The Company has adopted a code of ethics that applies to all directors and employees, including its principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. The text of the code of ethics (known as its “Business Conduct Policy”) is posted on the Company’s website at www.ltx-credence.com. The Company intends to post on its website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

Mark S. Ain, Stephen M. Jennings and Ping Yang served on the Compensation Committee during fiscal 2009. None of the members of the Compensation Committee had interlocking or other relationships with other boards or with the Company during fiscal 2009 that require disclosure under the proxy rules and regulations promulgated by the SEC.

EXECUTIVE OFFICERS

Executive Officers of the Company

The executive officers of the Company are as follows:

Executive Officer	Age	Position
David G. Tacelli	50	President and Chief Executive Officer
Mark J. Gallenberger	45	Vice President, Chief Financial Officer and Treasurer
Peter S. Rood	53	Vice President, Product Development and Operations
Bruce MacDonald	46	Vice President, Marketing

Executive officers are appointed by and serve at the discretion of the Board.

David G. Tacelli was appointed Chief Executive Officer of the Company effective November 1, 2005. He served as President and Chief Operating Officer since May 2002 and remains President of the Company. Prior to that, he was Executive Vice President from December 1999 to May 2002. Prior to that, Mr. Tacelli served in various management positions with the Company, including: Chief Financial Officer and Treasurer (each from December 1998 to October 2000), Vice President, Operations (from 1996 to 1998), Director of Manufacturing of the Mixed Signal Division (from 1994 to 1996), Director of Customer Service (from 1992 to 1994), Controller and Business Manager for Operations (from 1990 to 1992) and Controller for Sales and Support (from 1988 to 1990). Prior to joining LTX, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions.

Mark J. Gallenberger was appointed Vice President, Chief Financial Officer and Treasurer in October 2000. Prior to joining the Company, Mr. Gallenberger was a Vice President with Cap Gemini, Ernst & Young’s consulting practice. During his six years with Ernst & Young, Mr. Gallenberger established the Deals & Acquisitions Group, where he was involved in numerous domestic and international strategic acquisitions, joint ventures, alliances and equity investments. Prior to joining Cap Gemini, Mr. Gallenberger served in several technical and management positions within Digital Equipment Corporation’s semiconductor products group.

Peter S. Rood was appointed Vice President, Product Development and Operations in November 2004. He rejoined the Company in June 2004 as Vice President of Engineering and Product Development. From May 2003 to June 2004, he was President and Chief Executive Officer of PSR Associates, a management consulting firm. From 1999 to 2003, he was Chief Operating Officer of InfoLibria Inc., a technology company with products for content delivery networks and streaming media, and from 1996 to 1999 he was Vice President of Operations of Rascom Corporation. Prior to that, he was Vice President of Operations for ASECO Corporation from 1993 to 1996, and from 1986 to 1993 he worked in a number of different management positions with the Company, including Vice President of Operations.

Bruce MacDonald was appointed Vice President, Marketing in November 2005. Mr. MacDonald joined the Company in 1985 and has held various positions including design engineer, applications engineer, marketing manager, general manager and vice president. He was also the general manager of the Fusion CX business unit having responsibility for managing the Company’s relationship with StepTech, developing the Fusion CX roadmap and providing marketing and sales support for the Fusion CX product.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Compensation Committee of our Board oversees our executive compensation program. In this role, the Compensation Committee reviews and approves all compensation decisions relating to our executive officers. For a discussion of the processes and procedures followed by the Compensation Committee see “Corporate Governance—Board Committees—Compensation Committee” above.

Objectives of Our Executive Compensation Program

The primary objectives of our executive compensation program are to:

•	attract, retain and motivate the best possible executive talent;

•	align executive compensation with our corporate business objectives and operational goals;

•	promote the achievement of key operational and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate goals; and

•	align executives’ incentives with the creation of stockholder value.

Components of our Executive Compensation Program

The following table lists the elements of our executive compensation program and which of the objectives of our executive compensation program that element is primarily intended to promote:

Element	Attract, Retain and Motivate The Best Possible Executive Talent	Align Executive Compensation With Our Corporate Business Objectives and Operational Goals	Promote The Achievement of Key Operational and Financial Performance Measures	Align Executives’ Incentives With The Creation of Stockholder Value
Base Salary	X
Annual Cash Incentive Bonuses	X	X	X
Special Integration Incentive Plan	X	X	X
Performance-Based Restricted Stock Unit Awards	X	X	X	X
Time-Based Restricted Stock Unit and Option Awards	X			X
Insurance, Retirement And Other Employee Benefits	X
Severance and Change-Of-Control Benefits	X			X

Benchmarking

The Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the Compensation Committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. In making compensation decisions, the Compensation Committee compares our executive compensation against that paid by a peer group of publicly traded companies in the semiconductor and semiconductor equipment industry developed by the Compensation Committee and its independent compensation consultant. This peer group, which is periodically reviewed and updated, consists of companies the Compensation Committee believes are generally comparable to us and against which the Compensation Committee believes we compete for executive talent. The companies included in this peer group during fiscal 2009 were:

Advanced Energy Industries, Inc.	Cymer, Inc.	Phototronics Inc.

Asyst Technologies, Inc.	Eagle Test Systems, Inc.	Semitool, Inc.

ATMI, Inc.	Electro Scientific Industries, Inc.	Varian Semiconductor Equipment Associates

Brooks Automation, Inc.	Electroglas, Inc.	Veeco Instruments Inc.

Cascade Microtech, Inc.	Entegris, Inc.	Verigy Ltd.

Cognex Corporation	FormFactor, Inc.

Coherent, Inc.	FSI International, Inc.

Cohu, Inc.	MKS Instruments, Inc.

The Compensation Committee generally targets overall compensation for executives between the median and 65th percentile paid to similarly situated executives of the companies in the peer group. Variations to this general target may occur as dictated by the experience level of the individual and market factors.

Discussion and Analysis of Decisions and Policies

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the Compensation Committee, after considering the factors described below, including information provided by the Compensation Committee’s independent compensation consultant in prior years, determines subjectively what it believes to be the appropriate level and mix of the various compensation components. The Compensation Committee did not engage a compensation consultant for fiscal 2009.

Base Salary

When establishing base salaries for fiscal 2009, the Compensation Committee considered the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, the individual’s waiver of his rights under his respective change-of-control agreement in connection with the merger with Credence, the individual’s assent to amend his change-of-control agreement, the base salary of the individual in prior years, as well as a report and recommendation on executive compensation produced by the Compensation Committee’s independent compensation consultant in fiscal 2007 comparing compensation to the peer group listed above. Based on these factors and the Compensation Committee’s subjective assessment of the appropriate base salaries for executive officers of companies in our industry of a similar size, on October 8, 2008, the Compensation Committee approved an increase of the base salary of the President and Chief Executive Officer by 15%, the Vice President, Product Development and Operations by approximately 12% and the Vice President, Marketing by approximately 18%. The Vice President, Chief Financial Officer and Treasurer’s base salary was increased by approximately 11% in connection with the execution of the retention agreement discussed on page 25. Generally, the Compensation Committee targeted executive base salaries near the median of the range of salaries for executives in similar positions at comparable companies.

Due to cost reduction measures in response to the challenging economic environment in fiscal 2009, in May 2009, we instituted a temporary reduction of base salaries in the amount of ten percent for all executive officers and eight percent for all other employees. The temporary reduction is anticipated to remain in place until May 2010. The annual base salaries of the named executive officers for fiscal 2008, fiscal 2009 and fiscal 2010, in each case not taking into account the ten percent temporary reduction instituted in May 2009, are set out in the table below:

Name and Title	Fiscal 2010(1)	Fiscal 2009(1)	Fiscal 2008
David G. Tacelli	$575,000	$575,000	$500,000
President and Chief Executive Officer

Mark J. Gallenberger	$360,000	$360,000	$325,000
Vice President, Chief Financial Officer and Treasurer

Peter S. Rood	$280,000	$280,000	$250,000
Vice President, Product Development and Operations

Bruce R. MacDonald	$260,000	$260,000	$220,000
Vice President, Marketing

(1)	Base salary figures for fiscal 2009 and fiscal 2010 do not reflect the ten percent temporary reduction instituted in May 2009.

Annual Cash Incentive Bonus Plan

Our annual cash incentive bonus plan is intended to provide compensation for the achievement of Company, operational and financial goals, as measured by Company profitability. The plan provides that an annual cash bonus be paid to officers calculated using a formula based upon net income; however, the formula provides that no bonus is payable if the Company is not profitable. No amounts were awarded under the annual cash incentive bonus plan in fiscal 2009 because we were not profitable.

Special Integration Incentive Plan

In October 2008, the Compensation Committee approved a special, cash-based incentive plan for the executive officers tied to key success elements relating to post-merger integration of the Company and Credence. The target payout under the plan was 100% of base salary for each of the Chief Executive Officer and Chief Financial Officer and 50% of base salary for each of the other executive officers, with the actual amount of the payout calculated by reference to a revenue target (40%), a synergy target (40%) and individual objectives (20%). Payment under the revenue component and the synergy component required achievement of a specified minimum level of performance for such component.

In September 2009, the Compensation Committee reviewed our actual performance against the pre-established goals under the plan and determined that:

•	The required minimum amount of revenue of $260 million had not been achieved, and therefore no amount was payable with respect to this component of the plan.

•

The target synergy amount of $35 million had been overachieved by actual synergies of $112 million. The Committee exercised its discretion to reduce the payout factor resulting from this over-performance to 4.0 times the target amount allocated to this component of the plan.

•

Each of the named executive officers had achieved his individual objectives, resulting in a payout factor of 1.0 times the target amount allocated to this component of the plan. Specifically, the Compensation Committee determined that the objectives set forth below next to the name of each named executive officer had been achieved:

Mr. Tacelli:	The successful completion of all of the below objectives.

Mr. Gallenberger:	The successful integration of Credence’s enterprise resource planning system, SAP, with the Company’s enterprise resource planning system, Oracle.

Mr. Rood:	The successful demonstration of Unison, the legacy software program of the Company, on Diamond, the legacy tester of Credence.

Mr. MacDonald:	That one of the Company’s products be designated by a specifically identified customer as a potential tester for a specifically named device of that customer.

•	On an overall basis, the named executive officers had each achieved a payout factor of 1.8 times his total target payout under the plan.

In recognition of the fact that our overall financial performance in fiscal 2009 was below our goals, and in order to reduce the cash cost of the special integration incentive plan to us, the Compensation Committee, with the concurrence of Messrs. Tacelli, Gallenberger and Rood, agreed to reduce the cash payout under the plan to 1.0 times each such executive’s total target payout, and, in lieu of the remaining amounts to which they were entitled under the terms of the plan, to have the Compensation Committee take those amounts into consideration when determining the annual restricted stock unit (“RSU”) grants made to those executives for fiscal 2010. As described below in more detail, these reductions resulted in an increase in the number of RSUs granted in fiscal 2010 and an acceleration of our typical vesting schedule for such RSUs.

Equity Compensation

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our Compensation Committee considers comparative share ownership of executives in our compensation peer group, our company-level performance, the applicable executive’s performance, the executive’s overall contribution to the Company, the amount of equity previously awarded to and currently held by the executive, the vesting of such awards, the recommendation of management and the recommendation of the Compensation Committee’s independent compensation consultant from prior years. These factors are not assigned specific weights, however, and ultimately the Compensation Committee reaches a subjective determination based on its business judgment. We compare the total value (based on the fair market value of the award as of the determination date) of our RSU grants against market data collected regarding the equity grant practice for the peer group companies listed above under “Benchmarking.” In making equity awards to the named executive officers other than the Chief Executive Officer, the Compensation Committee receives a recommendation from the Chief Executive Officer.

We typically make an initial equity award of RSUs to new executive officers and an annual equity award of RSUs to continuing executive officers as part of our overall compensation program. The annual grants are typically made at the regularly scheduled meeting of the Compensation Committee held in September of each year, following the public announcement of our financial results for the prior fiscal year. All grants of RSUs to our executive officers are made by the Compensation Committee under our 2004 Stock Plan or our 2005 Stock Incentive Plan.

We believe that RSUs possess a number of advantages as compared to stock options, including:

•

More predictable value to employees—RSUs provide a more predictable value to employees than do stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of our common stock.

•

More efficient use of share reserves—RSUs are more efficient with respect to the use of our share reserves. Because each RSU has a higher value than a stock option as a result of not having an exercise price, fewer shares of common stock are needed to provide a retention and incentive value similar to stock options.

•

Tax and accounting considerations—We and our executive officers realize certain accounting and tax advantages from the use of RSUs. These tax and accounting considerations are discussed under “Tax and Accounting Considerations” below.

The Compensation Committee reviews all components of the executive’s compensation when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. We intend that the annual aggregate value of these awards will be set between the median and 65th percentile for companies in our compensation peer group, and the equity awards to the executive officers for fiscal 2009 were within this range.

In determining the amount and vesting of the RSU grants for executive officers for fiscal 2009, the Compensation Committee considered the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, the individual’s waiver of his rights under his respective change-of-control agreement in connection with the merger with Credence and the individual’s assent to amend his change-of-control agreement. On October 8, 2008 Messrs. Tacelli, Gallenberger, Rood and MacDonald were granted RSUs covering 750,000, 290,000, 135,000, and 135,000 shares of our common stock, respectively. 60% of Mr. Tacelli’s fiscal 2009 RSUs vests annually over four years, with the remainder vesting annually over three years. Approximately 43% of Messrs. Gallenberger, Rood and MacDonald’s fiscal 2009 RSUs vests annually over four years, with the remainder vesting annually over three years.

Messrs. Tacelli, Gallenberger and Rood each elected to forego a portion of the special integration incentive plan payment in fiscal 2009 in the amounts of $460,000, $288,000 and $112,000, respectively, in exchange for having the Compensation Committee take those amounts into consideration when determining their annual RSU grants for fiscal 2010. Those reductions resulted in an increase in the number of RSUs granted in fiscal 2010 and an acceleration of the Company’s typical vesting schedule for such RSUs. On September 28, 2009, Messrs. Tacelli, Gallenberger and Rood received RSU grants for fiscal 2010 in the following amounts, respectively: 810,000, 510,000, and 220,000. All vesting for such grants are time-based with 60% vesting quarterly over the first year, and 40% vesting annually over three years beginning September 15, 2011.

The RSUs granted in fiscal 2007 were structured to only vest if we achieved positive operating income for two consecutive fiscal quarters above 3% of net sales for both quarters and if operating income averaged at least 5% of net sales for the two quarters (the “Profitability Metric”). The awards would vest as to 20% of the RSUs upon announcement that the Profitability Metric had been achieved and as to an additional 20% for each subsequent two quarter period in which the Profitability Metric was achieved. In October 2008, in connection with the waiver of change-of-control benefits by the named executive officers in the merger with Credence, the vesting of these performance based RSUs was changed to provide that 40% of the award vested in October 2008 and the balance of the award vests in two equal annual installments in October 2009 and 2010.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan and an employee stock purchase plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Under the 401(k) plan, we contribute an amount equal to half of each participating employee’s contribution, up to a maximum of six percent of such employee’s base salary.

Severance and Change-of-Control Benefits

Pursuant to change-of-control agreements we have entered into with our executives and our stock option plans, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change-of-control of the Company. We believe providing these benefits helps us compete for executive talent. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “—Potential Payments Upon Termination or Change-of-Control” below.

Our practice in the case of change-of-control benefits has been to structure these as “double trigger” benefits. In other words, the change-of-control does not itself trigger benefits; rather, benefits are paid only if we terminate the executive’s employment (other than for cause, death or disability) or if the executive terminates for good reason during the three-year period after the change-of-control or for any reason during the 30-day period following the first anniversary of the change-of-control (or upon certain terminations prior to a change-of-control or in connection with or in anticipation of a change-of-control). We believe a “double trigger” benefit maximizes stockholder value because it provides executives appropriate incentives to cooperate in negotiating any change-of-control in which they believe they may lose their jobs. The Committee believes that these change-of-control agreements are a part of a competitive compensation package and will assist in the retention of critical talent if a possible or actual change-of-control should arise. It is important in a change-of-control to retain executive talent both to assist in the completion of the transaction and to be able to deliver all or a specified member of the management to an acquirer if that is a condition of closing.

Pursuant to the change of control agreement we are obligated to make an additional payment to the named executive officers to insulate them from the impact of excise taxes due under Section 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). The effects of Sections 280G and 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide a predictable and equal level of benefit across individuals without regard to the effect of the excise tax, we determined that it was appropriate to pay the cost of this excise tax plus an amount needed to pay income taxes due on such additional payment.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid in a taxable year to our Chief Executive Officer and our other officers whose compensation is required to be disclosed to our stockholders under the Exchange Act by reason of being among our four most highly compensated officers. Subject to certain requirements, compensation above $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. Income from options granted under our stock option plans would generally qualify for a deduction under these restrictions. Income from RSUs with time-based vesting will not qualify for a deduction under these restrictions but income from performance-based RSUs is intended to qualify. The Compensation Committee believes that at the present time it is unlikely that the salary and bonus compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. However, it is possible that the vesting of RSUs in the future could cause a payment that is subject to the deduction limit. In addition, based on the terms of the 2004 Stock Plan, no employee may receive in any fiscal year awards to purchase in excess of 500,000 shares. The Compensation Committee intends to continue to evaluate the effects of the Code and any Treasury regulations and the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable.

Accounting for Stock-Based Compensation

We have expensed stock option grants in accordance with the requirements of the Financial Accounting Standards Board Accounting Standards Codification 718 (formerly Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) (“ASC 718”), beginning in 2006. ASC 718 requires companies to record the fair value of equity compensation as a compensation expense in their income statements. The Company’s 2004 Stock Plan and 2005 Stock Incentive Plan provide the Company flexibility to grant such other forms of equity-based compensation to enable it to control compensation expense, as deemed appropriate.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with the Company’s management. Based on such review and discussion, the Compensation Committee has recommended to the Board (and the Board has approved) that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009.

COMPENSATION COMMITTEE

Stephen M. Jennings (Chair)
Mark S. Ain
Ping Yang

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in any such filing.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2009 (such persons are sometimes collectively referred to herein as the “named executive officers”). During fiscal 2009, the Company did not have any other persons serving as executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
David G. Tacelli	2009	$560,625	$731,163	$12,628	$575,000	$18,855	$1,898,271
President and Chief Executive Officer	2008	$500,000	$764,133	$114,368	$0	$17,218	$1,395,719
	2007	$440,000	$993,051	$103,134	$0	$18,458	$1,554,643

Mark J. Gallenberger	2009	$351,000	$350,746	$9,966	$360,000	$17,982	$1,089,694
Vice President, Chief Financial Officer and Treasurer	2008	$325,000	$285,794	$77,795	$0	$16,311	$704,900
	2007	$325,000	$336,256	$68,756	$0	$17,911	$747,923

Peter S. Rood	2009	$273,000	$196,777	$2,160	$140,000	$8,324	$620,261
Vice President, Product Development and Operations	2008	$250,000	$166,455	$16,858	$0	$6,600	$439,913
	2007	$250,000	$218,708	$13,751	$0	$6,863	$489,322

Bruce MacDonald(5)	2009	$253,500	$182,393	$2,180	$234,000	$7,558	$679,631
Vice President, Marketing

(1)	Represents the dollar amount recognized for financial statement reporting purposes calculated in accordance with ASC 718 for grants of RSUs. For more information regarding the methods and assumptions used in determining compensation expense in accordance with ASC 718, refer to the notes to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009.

(2)	Represents the dollar amount recognized for financial statement reporting purposes calculated in accordance with ASC 718 for stock option grants. For more information regarding the methods and assumptions used in determining compensation expense in accordance with ASC 718, refer to the notes to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2009.

(3)	Represents amounts paid under the Company’s special integration incentive plan payment described under “Compensation Discussion and Analysis–Discussion and Analysis of Decisions and Policies–Special Integration Incentive Plan” on page 15 of this proxy statement. In addition, Messrs. Tacelli, Gallenberger and Rood each elected to forego a portion of the special integration incentive plan payment in fiscal 2009 in the amounts of $460,000, $288,000 and $112,000, respectively, in exchange for having the Compensation Committee take those amounts into consideration when determining their annual RSU grants for fiscal 2010. As discussed above under “Compensation Discussion and Analysis–Discussion and Analysis of Decisions and Policies–Equity Compensation,” those reductions resulted in an increase in the number of RSUs granted in fiscal 2010 and an acceleration of the Company’s typical vesting schedule for such RSUs.

(4)	Consists of Company 401(k) matching funds and the value of excess group life policies.

(5)	Mr. MacDonald was appointed an executive officer of the Company in September 2008.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2009

The following table sets forth information concerning each award made to a named executive officer during fiscal 2009 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or any other property may be received.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)
David G. Tacelli	(1)	$0	$287,500	1,006,250	—	—
	(2)	$0	$575,000	—	—	—
	10/08/08(3)	—	—	—	750,000	$757,500
Mark J. Gallenberger	(1)	$0	$180,000	630,000	—	—
	(2)	$0	$360,000	—	—	—
	10/08/08(3)	—	—	—	290,000	$390,400
Peter S. Rood	(1)	$0	$140,000	490,000	—	—
	(2)	$0	$140,000	—	—	—
	10/08/08(3)	—	—	—	135,000	$136,350
Bruce MacDonald	(1)	$0	$130,000	455,000	—	—
	(2)	$0	$130,000	—	—	—
	10/08/08(3)	—	—	—	135,000	$136,350

(1)	Represents grants made pursuant to the Company’s annual cash incentive bonus plan.

(2)	Represents grants made pursuant to the Company’s special integration incentive plan, as described under “Compensation Discussion and Analysis–Discussion and Analysis of Decisions and Policies–Special Integration Incentive Plan” on page 15 of this proxy statement. There was no maximum payout under these grants.

(3)	Represents RSU grants with time-based vesting.

(4)	Computed in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

The following table sets forth information concerning stock options that have not been exercised, restricted stock units that have not vested and equity incentive plan awards for each of the named executive officers as of July 31, 2009.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
David G. Tacelli	30,000	0	$14.938	08/08/2010	450,000	(2)	$405,000
	150,000	0	$13.625	12/06/2010	300,000	(3)	$270,000
	125,000	0	$10.85	09/21/2011	186,000	(4)	$167,000
	159,150	0	$6.13	09/19/2012	210,000	(5)	$189,000
	135,000	0	$13.83	09/18/2013
	97,500	0	$5.42	09/23/2014
	52,500	0	$7.80	12/08/2014

Mark J. Gallenberger	150,000	0	$21.1875	09/12/2010	125,000	(2)	$112,500
	25,000	0	$13.625	12/06/2010	165,000	(3)	$148,500
	100,000	0	$10.85	09/21/2011	63,000	(4)	$56,700
	106,500	0	$6.13	09/19/2012	93,750	(5)	$84,375
	90,000	0	$13.83	09/18/2013
	65,000	0	$5.42	09/23/2014
	35,000	0	$7.80	12/08/2014

Peter S. Rood	13,844	0	$1.11	03/01/2012	60,000	(2)	$54,000
	90,000	0	$8.66	06/15/2014	75,000	(3)	$67,500
	13,000	0	$5.42	09/23/2014	40,800	(4)	$36,720
	7,000	0	$7.80	12/08/2014	45,000	(5)	$40,500

Bruce MacDonald	8,000	0	$14.938	08/08/2010	60,000	(2)	$54,000
	5,000	0	$13.625	12/06/2010	75,000	(3)	$67,500
	12,000	0	$10.85	09/21/2011	30,000	(4)	$27,000
	8,000	0	$4.68	10/21/2012	45,000	(5)	$40,500
	40,000	0	$13.83	09/18/2013
	25,000	0	$5.42	09/23/2014
	14,000	0	$7.80	12/08/2014

(1)	Based on $0.90 per share, the closing price of the Company’s common stock on The NASDAQ Global Market on July 31, 2009.

(2)	Vests at 25% per year on each anniversary of the date of grant, which was October 8, 2008.

(3)	Vests at 33% per year on each anniversary of the date of grant, which was October 8, 2008

(4)	Vests in two equal installments on October 8, 2009 and 2010.

(5)	Vests in three equal installments on September 19, 2009, 2010 and 2011.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2009

The following table sets forth information concerning the exercise of stock options and the vesting of restricted stock awards during fiscal 2009 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David G. Tacelli	—	—	275,250	$268,453
Mark J. Gallenberger	—	—	100,750	$102,758
Peter S. Rood	—	—	60,200	$58,402
Bruce MacDonald	—	—	47,500	$48,875

(1)	Value realized upon vesting is based on the closing price of the Company’s common stock on The NASDAQ Global Market on the applicable vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL

The Company has entered into change-of-control agreements with each of the named executive officers. The change-of-control agreements have three-year terms, which terms extend for one year upon each anniversary unless a notice not to extend is given by the Company.

Under these agreements, if a change-of-control of the Company occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change-of-control of the Company. If the Company terminates the executive’s employment (other than for cause, death or disability) or if the executive terminates for good reason during such three-year period or for any reason during the 30-day period following the first anniversary of the change-of-control (or upon certain terminations prior to a change-of-control or in connection with or in anticipation of a change-of-control), the executive is entitled to receive severance compensation.

The terms “change-of-control,” “cause” and “good reason” are each defined in the agreements. “Change-of-control” means, in summary: the acquisition by a person or group of 20% or more of the outstanding stock of the Company; a change, without approval of a majority of the Board; consummation of a reorganization merger, consolidation or asset sale, except where stockholders of the Company receive 50% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Board of the Company prior to the transaction and after which no stockholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or the approval of a liquidation or dissolution of the Company. “Cause” means, in summary: the executive’s willful and continue failure to substantially perform his reasonable assigned duties, which failure continues after written notice; or the executive’s willful engagement in illegal conduct or gross misconduct injurious to the Company. “Good reason” means, in summary: a diminution on the executives’ position, authority or responsibilities; a reduction in his salary or benefits; a relocation of the executive; a breach of an employment contract with the executive; or a resignation by the executive, for any reason, during the 30-day period immediately following the one-year anniversary of the change-of-control.

If severance compensation is payable under an agreement, the executive would receive a lump sum cash payment paid within 30 days of termination equal to the sum of (a) the Company’s accrued obligations for base pay and prorated bonus through the date of termination based upon the higher of the bonus paid in the last fiscal year or the average of the highest bonus paid in two of the last three fiscal years (the “Highest Annual Bonus”) and (b) an amount equal to one or two times the executive’s then base salary plus the Highest Annual Bonus. Additionally, the executive would also receive continued health benefits for two years and outplacement services.

In the event such severance is payable, the Company’s stock plans and award agreements provide that all unvested RSUs will become vested in full. In the event of a change-of-control, regardless of whether or not the executives employment is terminated, any unvested options held by the executive will become vested in full until termination or expiration in accordance with their terms. Under the change-of-control agreements, the Company also agrees to reimburse the executive for any excise tax due on severance compensation, including any additional federal, state and local income tax consequences, as a result thereof.

Each of the named executive officers has waived his rights under the change-in-control agreement in connection with the merger with Credence.

The following table describes the potential payments, benefits and value of acceleration of vesting applicable to stock options and RSUs pursuant to the change-of-control agreements with each of the named executive officers, assuming that a qualifying termination of employment occurred on July 31, 2009. Actual amounts payable to each executive listed below upon his termination can only be determined definitively at the time of each executive’s actual termination.

Name	Lump Sum Cash Payment ($)(1)	Value of Accelerated Vesting on Equity Awards ($)(2)	Excise Tax Due Under IRC 280G, Plus Gross-Up Amount ($)(3)	Continuation of Healthcare Benefits ($)(4)	Total ($)
David G. Tacelli	$1,510,000	$1,031,400	$—	$78,936	$2,620,336
Mark J. Gallenberger	$990,000	$402,075	$—	$78,936	$1,471,011
Peter S. Rood	$421,000	$198,720	$—	$54,468	$674,188
Bruce MacDonald	$380,000	$189,000	$—	$54,468	$623,468

(1)	This amount, which in the case of Messrs. Tacelli and Gallenberger represents two times the named executive officer’s current base salary plus bonus based on the Highest Annual Bonus, and in the case of Messrs. Rood and MacDonald represents one times the named executive officer’s current base salary plus bonus based on the Highest Annual Bonus, is due within 30 days of termination.

(2)	This amount reflects a valuation of the acceleration of the named executive officer’s outstanding RSUs calculated based on the closing price of the Company’s common stock on The NASDAQ Global Market on July 31, 2009. The actual amount received by the named executive officer upon the sale of shares received under RSUs or following the exercise of options will depend on the market value at the time of such sale.

(3)	The change-of-control agreement with each named executive officer provides for the Company’s reimbursement of the excise and income tax liability due on the separation pay under Sections 280G and 4999 of the Code, which amount is grossed up to cover income taxes due on such reimbursement. Therefore, any such amounts represent amounts due to taxing authorities and will not be retained by the executive. No amounts would have been payable if a qualifying termination occurred on July 31, 2009.

(4)	This value is based on the type of insurance coverage the Company carried for each named executive officer as of July 31, 2009 and is valued at the premiums then in effect.

Retention Agreement

The Company entered into a retention agreement with Mr. Gallenberger in connection with the merger with Credence. Pursuant to the retention agreement, Mr. Gallenberger (1) will serve as Chief Financial Officer of the Company, (2) is eligible to receive an annual target bonus equal to 50% of his annual base salary, (3) received a one-time grant of 125,000 RSUs in connection with the closing of the merger with Credence and (4) received an additional grant of 165,000 RSUs in connection with the Company’s routine fiscal 2009 annual equity grants to executive officers. Also under the retention agreement, if Mr. Gallenberger’s employment with the Company is terminated by the Company without cause or by Mr. Gallenberger for good reason (as those terms are defined in the retention agreement), Mr. Gallenberger will be entitled to receive (1) payment of his then-current base salary for a period of 12 months following the termination date, payable in accordance with the Company’s regularly established payroll procedure, (2) payment of 100% of his target bonus for the fiscal year in which employment is terminated, (3) for 12 months following the date of his termination, continuation of payment by the Company of the same portion of his group health insurance premium as the Company paid at the time of Mr. Gallenberger’s termination (and he will be able to continue coverage for a longer period, if eligible, at his own expense), and (4) all outstanding and unvested RSUs granted to Mr. Gallenberger by the Company prior to the completion of the merger (including the 290,000 RSUs granted to Mr. Gallenberger pursuant to the retention agreement) will accelerate and become vested in full. To the extent Mr. Gallenberger is due benefits under his change-of-control agreement, such amounts will be offset by any comparable benefits due under the retention agreement.

DIRECTOR COMPENSATION

Directors who are not employees of the Company receive cash and equity compensation and reimbursement of their travel expenses for attending meetings. The cash compensation is a combination of a retainer and meeting fees. Until December 10, 2008, Directors who are not employees of the Company received a retainer of $20,000 per year, payable on a quarterly basis, a fee of $3,000 for each directors meeting attended and a fee of $1,000 for attendance at each meeting of a committee approved by the Board of Directors, and the Audit Committee chairman and the Compensation Committee chairman also received $3,000 and $2,000, respectively, for their services as chairman at each such committee meeting attended. Effective after the December 10, 2008 meeting of the Board, directors who are not employees of the Company receive a retainer of $30,000 per year, payable on a quarterly basis, a fee of $3,000 for each Board meeting attended, a fee of $1,500 for each Audit Committee meeting attended, $1,250 for each Compensation Committee meeting attended and $1,000 for each Board-approved Corporate Governance and Nominating Committee meeting attended. The Audit Committee chairman, the Compensation Committee chairman and the Corporate Governance and Nominating Committee chairman, however, receive $3,000, $2,500 and $2,000, respectively, for their attendance at each such committee meeting. For fiscal 2009, the non-employee directors received a one-time grant of 25,000 RSUs each for the reconstitution of the Company’s Board following the merger with Credence. Beginning at the 2008 Annual Meeting of Stockholders, each non-employee director receives 20,000 RSUs for annual board membership, all of which vest fully on the first anniversary of the grant date. Employee directors receive no separate, additional compensation for their services as directors.

The Compensation Committee reviews and makes recommendations periodically to the full Board regarding director compensation. The Compensation Committee evaluates the Board’s annual retainer, meeting fees and equity compensation, and compares these to benchmarking data prepared by its independent compensation consultant in prior years using the same peer group listed above for executive compensation under “Compensation of Executive Officers–Compensation Discussion and Analysis–Benchmarking.”

The following table provides compensation information for the fiscal year ended July 31, 2009 for each director of the Company other than David Tacelli, whose compensation is disclosed in the Summary Compensation Table on page 20:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(4)	Option Awards ($)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Mark S. Ain	$50,500	$38,193	$8,982	$0	$0	$97,675
Roger W. Blethen(5)	$53,000	$32,712	$7,057	$0	$150,000	$242,769
Stephen M. Jennings	$57,000	$38,193	$8,982	$0	$0	$104,175
Lavi A. Lev(6)	$0	$461,417	$0	$0	$1,543,939	$2,005,356
Roger J. Maggs	$62,000	$36,366	$8,019	$0	$0	$106,386
Robert E. Moore(7)	$6,000	$26,025	$8,019	$0	$0	$40,044
Samuel Rubinovitz(7)	$7,000	$26,025	$8,019	$0	$0	$41,044
Patrick J. Spratt(7)	$11,000	$27,852	$21,812	$0	$0	$60,664
Lori Holland(8)	$49,000	$10,341	$0	$0	$0	$59,341
Bruce R. Wright(8)	$60,000	$10,341	$0	$0	$0	$70,341
Ping Yang(8)	$41,500	$10,341	$0	$0	$0	$51,841

(1)	In December 2008, each non-employee director received 45,000 RSUs with a grant date fair value, calculated in accordance with ASC 718, of $56,250.

(2)	Represents the dollar amount recognized for financial statement reporting purposes for fiscal 2009, calculated in accordance with ASC 718 for grants of RSUs. For more information regarding the methods and assumptions used in determining compensation expense in accordance with ASC 718, refer to the notes to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009.

(3)	Represents the dollar amount recognized for financial statement reporting purposes for fiscal 2009, calculated in accordance with ASC 718 for stock option grants. For more information regarding the methods and assumptions used in determining compensation expense in accordance with ASC 718, refer to the notes to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2009. Ms. Holland and Messrs. Lev, Wright and Yang had options that accelerated in connection with the merger with Credence. The expense for such acceleration was included in the Company’s goodwill in the amounts for each of $48,464, $204,464, $48,063 and $42,765, respectively, and accordingly, such amounts are not included in the table above.

(4)	As of July 31, 2009, non-employee directors had the following total option awards and stock awards outstanding:

Name	Aggregate # of Shares Subject to Outstanding Option Awards	Aggregate # of Shares Outstanding Under Stock Awards
Mark S. Ain	85,500	56,372
Roger W. Blethen	1,214,500	55,301
Stephen M. Jennings	97,000	56,372
Roger J. Maggs	103,500	56,015
Lori Holland	46,572	45,000
Bruce Wright	58,830	45,000
Ping Yang	24,513	45,000

(5)	Represents salary continuation for Mr. Blethen in fiscal 2009 pursuant to an agreement dated October 31, 2005 entered into in connection with Mr. Blethen’s separation from employment as chief executive officer with the Company (the “Separation Agreement”). The Separation Agreement provides that from November 1, 2005 through February 1, 2010 (the “Salary Continuation Period”), Mr. Blethen will provide assistance in the transition of his job responsibilities to a new chief executive officer of the Company and perform other consulting services for the Company. In consideration for his services during the Salary Continuation Period and for his acceptance of the Separation Agreement, Mr. Blethen will be paid a total of $1,012,500 (an amount equal to 27 months of his then effective base salary), with a staggered payment schedule from May 1, 2006 through January 31, 2010, and an additional lump sump payment of $100,000, which was paid on February 1, 2007. Mr. Blethen also is entitled to the continued payment of medical and dental insurance coverage and the payment of certain other benefits. Further, Mr. Blethen’s outstanding stock options, which are fully vested, continue to be exercisable during the Salary Continuation Period for so long as he remains a director.

(6)	Mr. Lev served as the Executive Chairman of the Board following the merger with Credence on August 29, 2008 until he resigned from the Board on December 12, 2008. Mr. Lev was compensated for his services as an employee of the Company pursuant to the transition services agreement entered into between Mr. Lev and Credence prior to the merger, as more fully described below.

(7)	Each of Messrs. Moore, Rubinovitz and Spratt resigned from the Board on August 29, 2008 in connection with the completion of the merger with Credence.

(8)	Each of Ms. Holland and Messrs. Wright and Yang joined the Board on August 29, 2008 in connection with the completion of the merger with Credence.

Transition Services Agreement

In connection with the merger with Credence, Credence entered into a transition services agreement with Mr. Lev, Credence’s former President and Chief Executive Officer, pursuant to which he agreed to accept a new position with Credence, and to perform certain transition services for Credence, for a period of six months following the completion of the merger in exchange for specified salary, bonus, acceleration of equity-based awards and other compensation. The transition services agreement became effective upon the completion of the merger and replaced and superseded Mr. Lev’s employment agreement.

Under the terms of Mr. Lev’s transition services agreement, Mr. Lev accepted the position of Executive Chairman of the Board of the Company for a period of up to six months beginning on the date of the completion of the merger. Additionally, under the terms of the transition services agreement, Mr. Lev (i) received full vesting of the unvested portion of a restricted stock grant awarded to him pursuant to the terms of his employment agreement and the full vesting of an existing option, (ii) for the first three months of the six-month period following the completion of the merger, agreed to work on a full-time basis on transition issues for a base salary of $83,333 per month, less applicable withholding, (iii) following the completion of the initial three-month period, was paid a bonus of $125,000, less applicable withholding, and was granted full vesting of specified RSUs, (iv) for the second three months of the six-month period following the completion of the merger, agreed to work on a part-time basis on duties as mutually agreed upon between Mr. Lev and the Chief Executive Officer of the Company for a base salary of $41,667 per month, less applicable withholding, and for the full vesting of additional specified RSUs, (v) agreed that for the nine-month period following the completion of the merger he would not compete, directly or indirectly, with the Company in the automated test equipment business either in the United States or in any country where the Company maintains an office as of the closing of the merger, and as consideration for such commitment, at the conclusion of the nine-month period following the completion of the merger, Mr. Lev was granted full vesting of additional specified RSUs, and (vi) on June 15, 2009, Mr. Lev received from the Company cash severance benefits of $1,000,000, less applicable withholding, such payment related to his previous employment agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NASDAQ rules require the Company to conduct an appropriate review of all related party transactions which are required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. In its charter, the Audit Committee is given responsibility to review and approve any such related party transactions in accordance with the Company’s Business Conduct Policy and NASDAQ rules, including review and oversight for potential conflicts of interest.

The Company reviews all relationships and transactions reported to it in which the Company and its directors and executive officers or their immediate family members or other related parties are participants to determine whether such persons have direct or indirect material interests. The Company’s Business Conduct Policy contains provisions to identify and disclose related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee deems appropriate.

Except with respect to the transition services agreement between Credence and Lavi A. Lev, which was entered into prior to the Company’s merger with Credence and was not reviewed by the Audit Committee, during fiscal 2009, no related party transaction requiring disclosure in the proxy statement was identified or submitted to the Audit Committee for approval.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, the Company’s directors and certain of its officers and persons holding more than ten percent of the Company’s common stock are required to report their ownership of the common stock and any changes in such ownership to the SEC and the Company. Based solely on the Company’s review of copies of such reports, the following reports made during fiscal 2009 were not in full compliance:

•

A Form 3/A was filed on September 23, 2008 to correct the amount, vesting schedule and description of a portion of the beneficial ownership held by Bruce MacDonald that was reported on the Form 3 filed on September 8, 2008.

•

A Form 4/A was filed on October 17, 2008 to disclose changes in the beneficial ownership held by David Tacelli. The Form 4/A was required because the initial Form 4 filed on October 14, 2008 did not include the full number of shares acquired by Mr. Tacelli on October 13, 2008.

•

A Form 4/A was filed on October 28, 2008 to disclose the changes in beneficial ownership held by Lavi Lev. The Form 4/A was required because the original Form 4, timely filed on September 18, 2008, was incorrectly filed under the CIK number for Credence.

PROPOSAL 2: PROPOSAL TO APPROVE AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2004 EMPLOYEE STOCK PURCHASE PLAN

On July 28, 2009, the Board adopted, subject to stockholder approval, an amendment and restatement of the Company’s 2004 Employee Stock Purchase Plan (the “2004 Plan”). The 2004 Plan is intended to encourage the Company’s employees to become stockholders of the Company, to stimulate increased interest in the Company’s affairs and success, to afford employees the opportunity to share in the Company’s earnings and growth and to promote systematic savings by them. The Board believes that the future success of the Company depends, in large part, upon the Company’s ability to maintain a competitive position in attracting, retaining and motivating key personnel, and the Board believes that the ability to participate in the 2004 Plan is an attractive feature for the Company’s employees and potential employees. The 2004 Plan was originally approved by stockholders in December 2003.

Summary of Proposed Changes

The material changes implemented by the amendment and restatement of the 2004 Plan are to:

•	increase the number of shares of common stock available for issuance thereunder by 1,200,000 shares; and

•

clarify the language relating to the equitable adjustment of the number of shares approved under the 2004 Plan and the per-offering period share limitation in the event of a change affecting the Company’s common stock.

Subject to stockholder approval, the amendment and restatement of the 2004 Plan will be deemed effective as of August 1, 2009 and will apply to the current offering period that began on such date and ends on January 31, 2010.

If the Company’s stockholders do not approve the proposed amendment and restatement of the 2004 Plan, the changes described above will not take effect and the 2004 Plan will remain in effect in its previous form. In such event, the Board will consider whether to adopt alternative arrangements based on its assessment of the Company’s compensation practices.

Description of the 2004 Plan (as Proposed to Be Amended and Restated)

The following summary is qualified in its entirety by reference to the 2004 Plan, as proposed to be amended and restated, a copy of which is attached as Appendix A to this proxy statement.

The purpose of the 2004 Plan is to provide eligible employees of the Company and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock. The 2004 Plan provides that the Company may grant options of not more than 2,400,000 shares of its common stock, subject to increase or decrease in the event of subsequent stock splits or other capital changes. Options are granted to eligible employees on each February 1 and August 1.

All employees who are customarily employed by the Company or a participating subsidiary for more than twenty hours per week and more than five months per calendar year will be eligible to receive options. As of October 23, 2009, approximately 409 persons, including each of the named executive officers, were eligible to participate in the 2004 Plan. No option will be granted, however, if after the exercise of the option and all other options held by the employee, the employee would own five percent or more of the total combined voting power or value of the Company’s stock. In addition, no option will be granted which will cause the employee’s right to purchase shares of the Company’s common stock under the 2004 Plan to accrue at a rate which exceeds $25,000 of fair market value of the stock in any calendar year. Because participation in the 2004 Plan is voluntary and participants may withdraw from the 2004 Plan at any time during an offering period without penalty, the benefits to be received by any particular person or group are not determinable by the Company at this time.

Eligible employees may elect to participate in the 2004 Plan by completing a payroll deduction authorization form which provides for a percentage, which shall be a whole percentage between one and fifteen percent, of his or her gross compensation to be withheld each pay period, but which may not exceed $12,500 in the aggregate during any offering period. Options granted under the 2004 Plan will be automatically exercised on the date six months after the grant date (the “Exercise Date”), to the extent of the employee’s accumulated payroll deductions not withdrawn on or prior to that date. The purchase price for each share purchased is 85% of the market value of the stock on the Exercise Date. The 2004 Plan limits the aggregate number of shares which can be issued for any six-month offering period under the 2004 Plan to 150,000 shares. Options will expire if not exercised on the Exercise Date relating to the shares or if the employee ceases, for any reason other than retirement or death, to be employed by the Company. Accumulated payroll deductions not applied to the exercise of options will be returned to the employee. Options granted under the 2004 Plan are not transferable otherwise than by will and under the laws of descent and distribution and, during the lifetime of the employee, may not be exercised by another other than the employee. In the event of the death or retirement of the employee, the employee or his or her beneficiary shall be entitled to withdraw the employee’s accumulated payroll deduction or to exercise the employee’s options to the extent of the employee’s accumulated payroll deduction as of the date of his or her death. Exercise of the options by the beneficiary of an employee will be permitted only on receipt by the Company of a request therefor in writing.

The 2004 Plan is administered by the Board. The 2004 Plan may be amended or terminated at any time by the Board, but no amendments may, without approval by the stockholders, increase the maximum number of shares purchasable under the 2004 Plan, change the description of employees or classes of employees eligible to receive options, change the manner of determining the exercise price of the options or extend the period during which the option may be granted or exercised under the 2004 Plan.

As of October 23, 2009, 1,198,636 shares had been issued under the 2004 Plan and 1,364 shares were available for future issuance, not including the 1,200,000 share increase that the Company is currently proposing. The table below sets forth information as of October 23, 2009 with regard to participation in the 2004 Plan by the individuals and groups listed below since the adoption of the 2004 Plan:

Name and Position	Dollar Value(1)	Total Number of Shares Purchased
David G. Tacelli	$0	0
President and Chief Executive Officer

Mark J. Gallenberger	$47,627	9,218
Vice President, Chief Financial Officer and Treasurer

Peter S. Rood	$73,565	30,286
Vice President, Product Development and Operations

Bruce R. MacDonald	$0	0
Vice President, Marketing

All current executive officers as a group (4 persons)	$121,192	39,504

All current directors who are not executive officers as a group (8 persons)	(2)	(2)

All employees, including all current officers who are not executive officers, as a group (412 persons)	$4,119,391	1,159,132

(1)	Based on the number of shares purchased multiplied by the closing price of the Company’s common stock on The NASDAQ Global Market on each purchase date.

(2)	The Company’s non-employee directors are not eligible to participate in the 2004 Plan.

Since its inception, no shares have been purchased under the 2004 Plan by any associate of any current director, nominee or executive officer, and no other person has purchased five percent or more of the total amount of stock issued under the 2004 Plan.

On October 23, 2009, the closing price of the Company’s common stock on The NASDAQ Global Market was $1.63 per share.

Federal Income Tax Consequences

The 2004 Plan is intended to qualify as an “employee stock purchase plan” as defined by Section 423 of the Code. This summary is based on United States federal income tax laws in effect as of the date of this proxy statement. Changes to those laws could alter the tax consequences described below.

Under the applicable provisions of the Code, an employee will incur no federal income tax on either the grant or the exercise of an option granted under the 2004 Plan. If the employee sells or otherwise disposes of the shares within two years after the date the option was granted or within one year after the date the option was exercised, the employee will have compensation income and be taxed at ordinary income rates on an amount equal to the difference between the exercise price and the fair market value of the shares at the time the option was exercised, and the Company will be entitled to a deduction of an equivalent amount. The difference between the amount received on the disposition of the shares and the employee’s tax basis in the shares, which is equal to the exercise price plus the amount taxed as ordinary income, will be recognized as a capital gain or loss.

If the employee sells or disposes of the shares more than two years after the option was granted and more than one year after the option was exercised, the employee will have compensation income and be taxed at ordinary income rates on an amount equal to the lesser of (a) 15% of the value of the shares on the day the offering commenced and (b) the employee’s profit, and the Company will not be entitled to a corresponding deduction. The difference between the amount realized on the disposition of the shares and the employee’s tax basis in the shares will be recognized as a long-term capital gain or loss.

The Board recommends that you vote “FOR” the amendment and restatement of the Company’s 2004 Employee Stock Purchase Plan.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for fiscal 2010. The Company is asking stockholders to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s By-laws or otherwise, the Board is submitting the appointment of Ernst & Young LLP to the Company’s stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interest. Representatives of Ernst & Young LLP are expected to be present at the 2009 Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions from stockholders.

The Board recommends that you vote “FOR” the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010.

Fiscal 2009 and Fiscal 2008 Audit Firm Fee Summary

During fiscal 2009 and fiscal 2008, the Company retained Ernst & Young LLP to provide services in the following categories and amounts:

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audits of the Company’s annual financial statements for fiscal 2009 and fiscal 2008, the audit of the Company’s internal control over financial reporting as of July 31, 2009, the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years, the review of registration statements and consultations regarding new accounting regulations and stock option expensing, were $2,355,841 and $571,725, respectively.

Audit-Related Fees

The aggregate fees billed by Ernst & Young LLP for audit-related services in fiscal 2009 and fiscal 2008 were $9,000 and $231,102, respectively. The audit-related fees were for miscellaneous accounting consultations, including acquisition accounting consultations, and internal controls compliance consultations under the Sarbanes-Oxley Act of 2002.

Tax Fees

The aggregate fees billed by Ernst & Young LLP for tax services in fiscal 2009 and fiscal 2008 were $488,253 and $99,625, respectively, consisting of tax planning consultations and tax return compliance and preparation.

All Other Fees

There were no fees billed by Ernst & Young LLP for services other than those described above for fiscal 2009 and fiscal 2008.

All of the above services provided by Ernst & Young were approved by the Audit Committee. All of the work performed by Ernst & Young was performed by Ernst & Young’s full-time employees.

The Audit Committee has determined that the services provided by Ernst & Young LLP as set forth herein are compatible with maintaining Ernst & Young’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval must be detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent registered public accounting firm. Any approval of services pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements for fiscal 2009 with the Company’s management and Ernst & Young LLP. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009 for filing with the SEC.

AUDIT COMMITTEE

Bruce R. Wright (Chair)

Lori Holland

Roger J. Maggs

STOCKHOLDER PROPOSALS

Stockholder proposals to be submitted for vote at the 2010 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be delivered to the Company on or before July 9, 2010 for inclusion in the proxy statement for that meeting. In order to minimize controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail—Return Receipt Requested. Pursuant to the Company’s By-laws if a stockholder who wishes to present a proposal that is not intended to be included in the proxy statement for the 2010 Annual Meeting of Stockholders fails to notify the Company by September 26, 2010 of such non-Rule 14a-8 stockholder proposal, the proxy solicited by the Board with respect to such meeting may grant discretionary authority to the proxies named therein to vote on such proposal.

The Company’s By-laws set forth the procedures a stockholder must follow to nominate a director or to bring other business before a stockholder meeting. Stockholders who wish to nominate a candidate for director at the 2010 Annual Meeting of Stockholders must provide written notice at least sixty days’ in advance of such meeting to the Secretary of the Company, together with such information concerning the identity, background and experience of the nominee as the Board may require, along with any other information that may be required in a proxy statement soliciting proxies for the election of the nominee as a director of the Company.

OTHER MATTERS

As of this date, management knows of no business which may properly come before the 2009 Annual Meeting other than that stated in the Notice of Meeting accompanying this proxy statement. Under the Company’s By-laws, the deadline for stockholders to notify the Company of any proposals or director nominations to be presented at the 2009 Annual Meeting has passed. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in a household. The Company will promptly deliver a separate copy of either document to a stockholder if such stockholder calls or writes the Company at the following address or phone number: Investor Relations, LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062; or 781-461-1000. If a stockholder wishes to receive separate copies of the Company’s proxy statement or annual report in the future, or if a stockholder is receiving multiple copies and would like to receive only one copy per household, the stockholder should contact his, her or its bank, broker or other nominee record holder. Alternatively, the stockholder may contact the Company at the above-referenced address or telephone number.

COLIN J. SAVOY, Secretary

November 6, 2009

Appendix A

LTX-Credence Corporation

AMENDED AND RESTATED 2004 EMPLOYEE STOCK PURCHASE PLAN

(amended and restated as of July 31, 2009)

The purpose of this Plan is to provide eligible employees of LTX-Credence Corporation (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $0.05 par value (the “Common Stock”), commencing on February 1, 2004. Two million four hundred thousand (2,400,000) shares of Common Stock in the aggregate have been approved for this purpose, one million two hundred thousand (1,200,000) shares of Common Stock of which have been added as of July 31, 2009. This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and shall be interpreted consistent therewith.

1. Administration. The Plan will be administered by the Company’s Board of Directors (the “Board”) or by a Committee appointed by the Board (the “Committee”). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

2. Eligibility. All employees of the Company, including Directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(a) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year; and

(b) they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).

No employee may be granted an option hereunder if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.

3. Offerings. The Company will make one or more offerings (“Offerings”) to employees to purchase stock under this Plan. Offerings will begin each February 1 and August 1, or the first business day thereafter (the “Offering Commencement Dates”). Each Offering Commencement Date will begin a six month period (a “Plan Period”) during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Board or the Committee may, at its discretion, choose a different Plan Period of twelve (12) months or less for subsequent Offerings.

4. Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding a payroll deduction authorization form to the employee’s appropriate payroll office at least ten days prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term “Compensation” means the amount of money reportable on the employee’s Federal Income Tax Withholding Statement, excluding shift premium, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown on the employee’s Federal Income Tax Withholding Statement, but including, in the case of salespersons, sales commissions.

5. Deductions. The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in a whole number percentage between one and fifteen of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made, with any change in compensation during the Plan Period to result in an automatic corresponding change in the dollar amount withheld. The accumulated payroll deductions for a Participant may not exceed $12,500 in any Plan Period.

6. Deduction Changes. An employee may decrease or discontinue his payroll deduction once during any Plan Period, by filing a new payroll deduction authorization form. However, an employee may not increase his payroll deduction during a Plan Period. If an employee elects to discontinue his payroll deductions during a Plan Period, but does not elect to withdraw his funds pursuant to Section 8 hereof, funds deducted prior to his election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).

7. Interest. Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such per annum rate as it may from time to time determine.

8. Withdrawal of Funds. An employee may no later than two weeks prior to the close of business on the last business day in a Plan Period and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.

9. Purchase of Shares. On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (“Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”), at the Option Price hereinafter provided for, the largest number of whole shares of Common Stock of the Company as does not exceed the number of shares determined by multiplying $2,083 by the number of full months in the Offering Period and dividing the result by the closing price (as defined below) on the Offering Commencement Date of such Plan Period. Notwithstanding the above, no more than an aggregate of 150,000 shares of Common Stock may be issued with respect to any Plan Period.

Notwithstanding the above, no employee may be granted an Option (as defined in Section 9) which permits his rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the Offering Commencement Date of the Plan Period) for each calendar year in which the Option is outstanding at any time.

The purchase price for each share purchased will be 85% of the closing price of the Common Stock on the Exercise Date. Such closing price shall be (a) the closing price on any national securities exchange on which the Common Stock is listed, (b) the closing price of the Common Stock on the Nasdaq National Market or (c) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal . If no sales of Common Stock were made on such a day, the price of the Common Stock for purposes of clauses (a) and (b) above shall be the reported price for the next preceding day on which sales were made.

Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of full shares of Common Stock reserved for the purpose of the Plan that his accumulated payroll deductions on such date will pay for, but not in excess of the maximum number determined in the manner set forth above.

Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance which is less than the purchase price of one share of Common Stock will be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.

10. Issuance of Certificates. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

11. Rights on Retirement, Death or Termination of Employment. In the event of a participating employee’s termination of employment prior to the last business day of a Plan Period, no payroll deduction shall be taken from any pay due and owing to an employee and the balance in the employee’s account shall be paid to the employee or, in the event of the employee’s death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee’s estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate; provided, however, in the case of death the Participant’s beneficiary (as determined above) may elect that the accumulated payroll deduction be applied to the purchase of shares of Common Stock on the Exercise Date. If, prior to the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

12. Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his pay shall constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him.

13. Rights Not Transferable. Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14. Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

15. Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock, or any other change affecting the Common Stock, the number of shares approved for this Plan, and the share limitations set forth in Section 9, shall be equitably adjusted by the Company in the manner determined by the Board or the Committee.

16. Merger. If the Company shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 80% by voting power of the capital stock of the surviving corporation (“Continuity of Control”), the holder of each Option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such Option for each share as to which such Option shall be exercised the securities or property which a holder of one share of the Common Stock was entitled to upon and at the time of such merger or consolidation, and the Board or the Committee shall take such steps in connection with such merger or consolidation as the Board or the Committee shall deem necessary to assure that the provisions of Section 15 shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such Option might thereafter be entitled to receive thereunder.

In the event of a merger or consolidation of the Company with or into another corporation which does not involve Continuity of Control, or of a sale of all or substantially all of the assets of the Company while unexercised Options remain outstanding under the Plan, (a) subject to the provisions of clauses (b) and (c), after the effective date of such transaction, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of such transaction; or (b) all outstanding Options may be cancelled by the Board or the Committee as of a date prior to the effective date of any such transaction and all payroll deductions shall be paid out to the participating employees; or (c) all outstanding Options may be cancelled by the Board or the Committee as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of an Option, and each holder of an Option shall have the right to exercise such Option in full based on payroll deductions then credited to his account as of a date determined by the Board or the Committee, which date shall not be less than ten (10) days preceding the effective date of such transaction.

17. Amendment of the Plan. The Board may at any time, and from time to time, amend this Plan in any respect, except that (a) if the approval of any such amendment by the shareholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

18. Insufficient Shares. In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan or the Plan Period limit in Section 9, the Board or the Committee will allot the shares then available on a pro rata basis.

19. Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

20. Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on the Nasdaq National Market (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

21. Governing Law. The Plan shall be governed by Massachusetts law except to the extent that such law is preempted by federal law.

22. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

23. Notification upon Sale of Shares. Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

24. Withholding. Each employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

25. Effective Date and Approval of Shareholders. The Plan shall take effect on August 1, 2009 subject to approval by the shareholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.

Adopted by the Board of Directors

on July 28, 2009

000004 NNNNNNNNN MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! You can vote by Internet or telephone! methods outlined below to vote your proxy. Instead of mailing your proxy, you may choose one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. 11:59 p.m., Eastern time, on December 8, 2009. Proxies submitted by the Internet or telephone must be received by [Graphic Appears Here] Vote by Internet Log on to the Internet and go to www.investorvote.com/LTXC Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message. 123456 C0123456789 12345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Class II Directors: For Withhold For Withhold For Withhold + 01 Roger W. Blethen 02 Roger J. Maggs 03 Ping Yang, Ph.D. * Each to serve as members to the Board of Directors to serve for three-year terms. For Against Abstain For Against Abstain 2. To approve an amendment and restatement of the Companys 2004 Employee Stock Purchase Plan to, among issuance thereunder by 1,200,000 shares. other things, increase the number of shares available for B Non-Voting Items Change of Address Please print new address below. 3. To ratify the appointment of Ernst & Young LLP as the Companys independent registered public accounting firm for its fiscal year ending July 31, 2010. C Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. [Graphic Appears Here] [Graphic Appears Here] C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN 3 2 A V 0 2 3 6 5 0 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND <STOCK> 0144YB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy LTX-CREDENCE CORPORATION 1355 CALIFORNIA CIRCLE MILPITAS, CALIFORNIA 95035 PROXY FOR 2009 ANNUAL MEETING OF STOCKHOLDERS This Proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints David G. Tacelli and Mark J. Gallenberger or either of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all of the shares of common stock of LTX-Credence Corporation (the Company) held of record by the undersigned on October 30, 2009, at the Annual Meeting of Stockholders to be held on December 9, 2009, and any adjournments thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR PROPOSALS 1, 2 and 3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof. SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors recommendations, just sign on the reverse side. You need not mark any boxes. However, you must sign and return this card to assure representation of your shares. Your vote is important. Please vote immediately. If you vote over the Internet or by telephone, please do not mail your card. CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SEE REVERSE SIDE SIDE